EXHIBIT 99.1
118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909
Contacts: Randy A. Ramlo, President/CEO or
Dianne M. Lyons, Vice President/CFO, 319-399-5700
United Fire reports second-quarter and year-to-date 2009 financial results
•	Net loss of $.20 cents per diluted share in second quarter / Net loss of $.08 cents per diluted share year to date

•	Combined ratio of 109.7 percent for second quarter / 107.8 percent year to date

•	Book value per share of $24.56 as of June 30, 2009, versus $24.10 at December 31, 2008
CEDAR RAPIDS, IOWA — July 27, 2009 — United Fire & Casualty Company (Nasdaq: UFCS) today reports our second-quarter and year-to-date 2009 financial results.
We reported a net loss of $5.3 million or $.20 cents per diluted share in the second quarter of 2009, compared with a net loss of $1.5 million or $.06 cents per diluted share for the same period a year ago. Operating income was $3.2 million or $.12 cents per share in the second quarter of 2009, compared with an operating loss of $2.1 million or $.08 cents per share in the second quarter of 2008. Pretax catastrophe losses totaled $7.1 million in the second quarter of 2009, versus $13.4 million in the second quarter of 2008.
Year to date, we reported a net loss of $2.1 million or $.08 cents per diluted share in 2009, compared with net income of $18.6 million or $.68 cents per diluted share in 2008. Operating income was $8.8 million or $.33 cents per share for the first half of 2009, compared with operating income of $18.7 million or $.69 cents per share for the first half of 2008. Pretax catastrophe losses totaled $10.1 million through June 30, 2009, versus $16.4 million through June 30, 2008.
The significant decline in our earnings is due to other-than-temporary investment write-downs of fixed maturity and equity securities totaling $13.6 million in the second-quarter and $18.1 million year-to-date 2009. Also contributing to the decline in our earnings is the development of additional Hurricane Katrina reserves resulting from claims litigation, which totaled $.5 million in the second quarter of 2009, $12.4 million in the first six months of 2009 and $10.8 million that was incurred in the second quarter of 2008.

Consolidated Highlights
(In Thousands Except Shares	Three Months Ended June 30,			Six Months Ended June 30,
and Per Share Data)	2009	2008	%	2009	2008	%
Consolidated revenues	$134,046	$152,246	-12.0%	$272,309	$302,289	-9.9%
Net income (loss)	(5,334)	(1,523)	-250.2	(2,064)	18,604	-111.1
Weighted average shares outstanding	26,591,777	27,153,114	-2.1	26,602,518	27,171,955	-2.1
Basic earnings (loss) per common share	(0.20)	(0.06)	-233.3	(0.08)	0.68	-111.8
Diluted earnings (loss) per common share	(0.20)	(0.06)	-233.3	(0.08)	0.68	-111.8
Operating income (loss) (1)	3,216	(2,137)	250.5	8,753	18,740	-53.3
Operating income (loss) per share (1)	0.12	(0.08)	250.0	0.33	0.69	-52.2
Book value per share				24.56
Cash dividends declared per common share	0.15	0.15	N/A	0.30	0.30	N/A
Pre-tax catastrophe losses (1)(2)	7,131	13,359	-46.6	10,108	16,379	-38.3
Effect on after-tax earnings	0.17	0.32	-46.9	0.25	0.39	-35.9
Effect on combined ratio	6.5%	11.6%	-44.0	4.6%	7.2%	-36.1

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

(2)	This number does not include development of $.5 million in the second-quarter 2009, $12.4 million year-to-date 2009 and $10.8 million incurred in both the second-quarter 2008 and year-to-date 2008 in additional Hurricane Katrina reserves resulting from claims litigation.
“Though the insurance market remains challenging, our total stockholders’ equity increased by $11.4 million or nearly 2 percent in the first six months of the year, driven by a modest rebound in the fixed income and equity markets, which increased our unrealized investment gains,” said President and CEO Randy Ramlo. “Also, our book value per share has climbed to $24.56 over the past six months, from $24.10 at December 31, 2008.
“We continue to benefit from our strong capital position, and feel that it is a testament to the financial soundness and stability of our company, as well as our ability to meet obligations to our policyholders.
“Year to date, our property and casualty results deteriorated due primarily to a decrease in earned premiums and an increase in our loss settlement expenses. The decline in our earned premiums was not unexpected in the current market cycle and economic slump; however, the increase in our loss settlement expenses is stemming from a rise in products liability and construction defect claims.
“While this is partly a reflection of the type of business we write (e.g., construction and manufacturing), products liability and construction defect claims tend to result in costly insurance settlements. In addition, over the past four years, our litigation expenses have increased due to losses related to Hurricane Katrina. To manage litigation and other expenses, our underwriting department is taking steps to ensure proper pricing and adequate loss control on accounts, while our claims department is closely monitoring costs related to outside attorneys.
“The investment markets remained difficult in the second quarter, with investment write-downs totaling $13.6 million. A portion of the write-downs resulted from information that became public subsequent to the end of the second quarter. In the future, there remains a potential for additional investment write-downs on certain holdings if the economic downturn persists.
“Despite these setbacks, our core book of business has held up reasonably well. In the second quarter, our claims frequency continued to trend downward, while claims severity trended upward only slightly. Our direct losses were comparable to last year, and we experienced an average amount of catastrophe losses as compared with our historical results.”

Ramlo also discussed the financial results of our life insurance segment: “Operationally, we had another good quarter in our life insurance segment, with increased sales of both our life insurance and annuity products. However, a slight decrease in our second-quarter operating income, coupled with investment write-downs, resulted in a net loss for this segment of our business.
“On May 1, we introduced a new annuity product, the four-year Single Premium Deferred Annuity, which offers all the benefits of our other annuities — including a competitive and guaranteed rate of return — but with a shorter time commitment. This new product has already proven to be popular among consumers in these uncertain times, and we anticipate that sales will continue to grow.
“We are also introducing two new Whole Life products in September, which were requested by members of our agency force to better meet the needs of their customers.”
Consolidated supplementary financial information

Income Statement:	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2009	2008	2009	2008
Revenues
Net premiums written (1)	$127,679	$129,212	$248,525	$262,079

Net premiums earned	$119,671	$123,274	$237,992	$246,217
Investment income, net of investment expenses	27,359	27,844	50,630	55,899
Realized investment gains (losses)	(13,153)	944	(16,641)	(210)
Other income	169	184	328	383

Total Revenues	134,046	152,246	272,309	302,289

Benefits, Losses and Expenses
Losses and loss settlement expenses	90,558	100,707	176,636	168,189
Increase in liability for future policy benefits	5,874	5,360	9,262	11,206
Amortization of deferred policy acquisition costs	28,795	32,029	58,201	64,555
Other underwriting expenses	9,970	5,568	18,456	12,488
Disaster related charges, net of recoveries	(188)	3,753	(546)	3,753
Interest on policyholders’ accounts	10,397	10,217	20,169	20,663

Total Benefits, Losses and Expenses	145,406	157,634	282,178	280,854
Income (loss) before income taxes	(11,360)	(5,388)	(9,869)	21,435
Federal income tax expense (benefit)	(6,026)	(3,865)	(7,805)	2,831

Net income (loss)	$(5,334)	$(1,523)	$(2,064)	$18,604

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Balance Sheet:	June 30, 2009	December 31, 2008
(Dollars in Thousands)	(unaudited)
Total cash and investments	$2,355,893	$2,205,355
Total assets	2,806,189	2,687,130

Future policy benefits and losses, claims and loss settlement expenses	$1,841,295	$1,753,774
Total liabilities	2,153,006	2,045,389

Net unrealized investment gains, after-tax	$45,516	$25,543
Total stockholders’ equity	653,183	641,741

Property and casualty insurance statutory capital and surplus	$538,164	$553,058
Life insurance statutory capital and surplus	156,938	157,003

Property and Casualty Insurance Segment
Premium revenues for our property and casualty insurance segment are 92 percent commercial lines business and 8 percent personal lines business. Our top five states for direct premiums written are Iowa, Texas, Missouri, Louisiana and Colorado.

Property & Casualty Insurance Financial Results	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2009	2008	2009	2008
Revenues
Net premiums written (1)	$120,413	$121,069	$235,062	$244,512

Net premiums earned	$109,458	$115,014	$218,672	$228,366
Investment income, net of investment expenses	9,082	9,268	15,130	18,060
Realized investment gains (losses)	(7,631)	1,205	(8,348)	1,332
Other income (loss)	17	(18)	45	(29)

Total Revenues	110,926	125,469	225,499	247,729

Benefits, Losses and Expenses
Losses and loss settlement expenses	86,394	98,126	168,673	161,739
Amortization of deferred policy acquisition costs	26,244	29,071	53,142	58,722
Other underwriting expenses	7,475	3,987	13,926	8,632
Disaster related charges, net of recoveries	(188)	3,753	(546)	3,753

Total Benefits, Losses and Expenses	119,925	134,937	235,195	232,846

Income (loss) before income taxes	(8,999)	(9,468)	(9,696)	14,883

Federal income tax expense (benefit)	(5,216)	(5,310)	(7,777)	515

Net income (loss)	$(3,783)	$(4,158)	$(1,919)	$14,368

GAAP combined ratio:
Net loss ratio	78.9%	85.3%	77.1%	70.8%
Expense ratio (2)	30.8	28.8	30.7	29.5

Combined ratio	109.7%	114.1%	107.8%	100.3%
Combined ratio (without catastrophes)	103.2	102.4	103.2	93.1

Statutory combined ratio: (1)
Net loss ratio	78.9%	85.4%	77.1%	70.9%
Expense ratio	28.6	27.7	29.2	28.7

Combined ratio	107.5%	113.1%	106.3%	99.6%
Combined ratio (without catastrophes)	101.0	101.5	101.7	92.4

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

(2)	The GAAP expense ratio does not include the disaster charges and related recoveries.

Highlights for three- and six-month periods ended June 30, 2009
•	Net premiums written declined 3.9 percent to $235.1 million year-to-date 2009, from $244.5 million in 2008. The decline in net premiums written year to date is attributable to reduced premiums from continuing competition and pricing pressure in the insurance market, as well as the nonrenewal of business that did not meet our underwriting guidelines. Our premium writings have also been affected by the downturn in the economy, specifically related to our surety business and the residential contracting business in our western states.

•	The insurance marketplace remained highly competitive in the second quarter of 2009, with flat premium levels for our commercial lines business and an average of low single-digit percentage increases in rate levels for our personal lines business. Our policy retention rate remained strong in both the personal and commercial lines of business; however, all regions continued to experience downward pressure on renewal premiums for medium and large accounts, as well as smaller accounts in some instances. We have been successful in writing new business and observed a stabilization of overall pricing levels for new business during the second quarter. Though the decreases in our premium levels were relatively modest in the second quarter, premium levels have been decreasing gradually in some lines of business since the third quarter of 2004. Approximately half of the rate filings approved for our company in the second quarter of 2009 were for low single-digit percentage rate increases, rather than decreases, which may be an indication that the soft market is bottoming out.

•	Losses and loss settlement expenses improved by 12.0 percent in the second quarter of 2009 as catastrophe losses decreased by nearly half from the second quarter of 2008. However, for the first six months of 2009, losses and loss settlement expenses increased by 4.3 percent due specifically to settlement expenses related to products liability and construction defect claims. Overall, claims frequency has decreased, while claims severity has risen slightly.

•	Amortization of deferred policy acquisition costs decreased 9.7 percent in the second-quarter and 9.5 percent year-to-date 2009. The decrease in premiums written and corresponding unearned premium has resulted in a reduction of the deferred acquisition costs asset and related amortization.

•	We were unable to defer underwriting expenses in the first six months of 2009 at the same level as we were able to in the first six months of 2008, which contributed to an 87.5 percent increase in our other underwriting expenses in the second-quarter and a 61.3 percent increase year-to-date 2009.

•	Though the GAAP combined ratio improved in the second quarter of 2009 due to lower catastrophe losses, it worsened by 7.5 percentage points to 107.8 percent for the first six months of 2009. The overall deterioration in our year-to-date GAAP combined ratio is due to an increase in our loss settlement expenses stemming from a rise in products liability and construction defect claims.
For a discussion of our investment results, see the Investments section of this news release.

Commercial Lines and Personal Lines Financial Results
This table details losses by line of business.

Six Months Ended June 30,
	2009			2008
(In Thousands)		Losses & Loss			Losses & Loss
	Premiums	Settlement	Loss	Premiums	Settlement	Loss
Unaudited	Earned	Expenses Incurred	Ratio	Earned	Expenses Incurred	Ratio
Commercial lines:
Other liability (1)	$61,637	$49,221	79.9%	$67,348	$33,187	49.3%
Fire and allied lines (2)	51,021	48,535	95.1	54,624	61,417	112.4
Automobile	48,773	32,636	66.9	49,981	35,186	70.4
Workers’ compensation	26,154	21,166	80.9	25,998	14,533	55.9
Fidelity and surety	10,142	1,171	11.5	10,152	1,479	14.6
Miscellaneous	425	118	27.8	421	(36)	(8.6)

Total commercial lines	$198,152	$152,847	77.1%	$208,524	$145,766	69.9%

Personal lines:
Fire and allied lines (3)	$10,787	$8,479	78.6%	$10,629	$7,678	72.2%
Automobile	6,269	4,922	78.5	6,303	5,322	84.4
Miscellaneous	173	266	153.8	157	904	N/A

Total personal lines	$17,229	$13,667	79.3%	$17,089	$13,904	81.4%

Reinsurance assumed	$3,291	$2,159	65.6%	$2,753	$2,069	75.2%

Total	$218,672	$168,673	77.1%	$228,366	$161,739	70.8%

(1)	“Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.

(2)	“Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.

(3)	“Fire and allied lines” includes fire, allied lines, homeowners and inland marine.
Life Insurance Segment
United Life Insurance Company underwrites all of our life insurance business, which includes single premium annuities, universal life products and traditional life products. The top five states in which we write business are Iowa, Nebraska, Minnesota, Wisconsin and Illinois.

Life Insurance Financial Results:	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2009	2008	2009	2008
Revenues
Net premiums written (1)	$7,266	$8,143	$13,463	$17,567
Net premiums earned	$10,213	$8,260	$19,320	$17,851

Investment income, net of investment expenses	18,277	18,576	35,500	37,839
Realized investment losses	(5,522)	(261)	(8,293)	(1,542)
Other income	152	202	283	412

Total Revenues	23,120	26,777	46,810	54,560

Benefits, Losses and Expenses
Losses and loss settlement expenses	4,164	2,581	7,963	6,450
Increase in liability for future policy benefits	5,874	5,360	9,262	11,206
Amortization of deferred policy acquisition costs	2,551	2,958	5,059	5,833
Other underwriting expenses	2,495	1,581	4,530	3,856
Interest on policyholders’ accounts	10,397	10,217	20,169	20,663

Total Benefits, Losses and Expenses	25,481	22,697	46,983	48,008

Income before income taxes	(2,361)	4,080	(173)	6,552

Federal income tax expense (benefit)	(810)	1,445	(28)	2,316

Net income (loss)	$(1,551)	$2,635	$(145)	$4,236

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Highlights for three- and six-month periods ended June 30, 2009
•	Net premiums earned increased 23.6 percent in the second-quarter and 8.2 percent year-to-date 2009 due to an increase in sales of our single premium immediate annuity and single premium whole life products.

•	Deferred annuity deposits were $67.1 million in the second quarter of 2009, compared with $34.1 million in the same period of 2008. Year to date, deferred annuity deposits were $130.5 million in 2009, compared with $62.5 million in 2008. The significant increase in our annuity deposits in 2009 is due to increased sales, as more consumers choose to invest their money in products with guaranteed rates of return. We expect our annuity sales to continue to increase throughout the year. Deferred annuity deposits are not recorded as a component of net premiums written or net premiums earned; however, the money is invested to generate investment income.

•	The increase in annuity sales and a reduction in withdrawals contributed to a net cash inflow related to our annuity business of $37.2 million, compared with a net cash outflow of $14.1 million in the second quarter of 2008. Year to date, net cash inflow was $56.6 million in 2009, versus net cash outflow of $25.4 million in 2008. The reduction in annuity withdrawals resulted from fewer annuities coming due for renewal in the first six months of 2009, as compared with the same period in 2008. We expect this trend to continue throughout 2009.

•	Loss and loss settlement expenses rose 61.3 percent in the second-quarter and 23.5 percent year-to-date 2009 due to an increase in the policy benefits incurred for our traditional life insurance products.

•	Though liability for future policy benefits increased slightly in the second quarter of 2009, it decreased by 17.4 percent for the first six months of 2009 due to the reduction in claims from our continuing runoff of credit life and credit accident and health business, which we ceased writing in 2004.
For a discussion of our investment results, see the Investments section of this news release.
Investments
Investment income decreased $5.3 million, or 9.4 percent, to $50.6 million in the first six months of 2009. The decrease is due to lower market interest rates, as well as a decrease in the fair value of our investments in limited liability partnership holdings. We hold certain investments in limited liability partnership holdings that we account for under the equity method of accounting, with changes in the fair value of these investments recorded in investment income. Our largest investment is in a partnership fund that invests in U.S. subregional banks.
Realized investment losses were $13.2 million in the second-quarter 2009, compared with realized investment gains of $.9 million in the second-quarter 2008. Year to date, realized investment losses were $16.6 million in 2009, compared with realized investment losses of $.2 million in 2008. Investment losses are attributable to other-than-temporary investment write-downs of fixed maturity and equity securities totaling $13.6 million in the second quarter, of which $7.8 million was held by our property and casualty insurance segment and $5.7 million was held by our life insurance segment. Year-to-date 2009, investment write-downs were $18.1 million, of which $9.7 million was held by our property and casualty insurance segment and $8.5 million was held by our life insurance segment.
As of June 30, 2009, we recorded net unrealized investment gains after tax of $45.5 million, compared with $25.5 million at December 31, 2008.

Share Repurchase Program
United Fire did not repurchase any shares of common stock in the second quarter of 2009. Year to date, we have repurchased 33,300 shares of common stock in 2009. As of June 30, 2009, 575,575 shares of common stock remained authorized for our repurchase. Our Share Repurchase Program will expire in August 2009 unless the board of directors decides to extend it.
We will generally consider repurchasing company stock on the open market if (a) the trading price on the Nasdaq Stock Market LLC drops below 130 percent of its book value, (b) sufficient excess capital is available to purchase the stock, and (c) we are optimistic about future market trends.
Non-GAAP Financial Measures
We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:
Operating income is net income excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. We include this measurement because we believe it illustrates the performance of normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations.

(In Thousands Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income (loss)	$(5,334)	$(1,523)	$(2,064)	$18,604
After-tax realized investment gains (losses)	8,550	(614)	10,817	136

Operating income (loss)	$3,216	$(2,137)	$8,753	$18,740

Basic earnings (loss) per share	$(0.20)	$(0.06)	$(0.08)	$0.68
Operating income (loss) per share	0.12	(0.08)	0.33	0.69

Premiums written is a measure of our overall business volume. Net premiums written comprise direct and assumed premiums written, net of what we are charged for reinsurance policies. Direct premiums written is the amount of premiums charged for policies issued during the period. Assumed premiums written is consideration or payment we receive in exchange for insurance we provide to other insurance companies. We report these premiums as revenue as they are earned over the underlying policy period. We report premiums written applicable to the unexpired term of a policy as unearned premium subject to reinsurance. We evaluate premiums written as a measure of business production for the period under review.

(In Thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net premiums written	$127,679	$129,212	$248,525	$262,079
Net change in unearned premium	(8,079)	(5,380)	(10,369)	(15,235)
Net change in prepaid reinsurance premium	71	(558)	(164)	(627)

Net premiums earned	$119,671	$123,274	$237,992	$246,217

Catastrophe losses utilize the designations of the Insurance Services Office (“ISO”) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise. According to the ISO, a catastrophe loss is a single unpredictable incident or series of closely related incidents causing severe insured losses that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers (“ISO catastrophes”). We also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. Management at times may determine for comparison purposes that it is more meaningful to exclude unusual catastrophe losses or litigation resulting from a catastrophe. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements. We include a discussion of the impact of catastrophes because we believe it is meaningful for investors to understand the variability in periodic earnings.

(In Thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
ISO catastrophes (1)	$6,637	$12,605	$8,706	$15,621
Non-ISO catastrophes	494	754	1,402	758

Total catastrophes	$7,131	$13,359	$10,108	$16,379

(1)	This number does not include development of $.5 million in the second-quarter 2009, $12.4 million year-to-date 2009 and $10.8 million incurred in second-quarter 2008 in additional Hurricane Katrina reserves resulting from claims litigation.
Combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned. The expense ratio is calculated by dividing nondeferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned; the expense ratio is calculated by dividing underwriting expenses by net premiums written.
* * *
United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. The company markets its products principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the 17th consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For the fourth consecutive year, our subsidiary, United Life Insurance Company, has been named to the Ward’s 50 Life & Health Insurance Companies. In 2009, for the third consecutive year, United Fire was named to Audit Integrity’s Top 100 list of companies that demonstrate high corporate integrity. United Fire is rated A (Excellent) by A.M. Best Company. For more information about United Fire & Casualty Company and its products and services, visit www.unitedfiregroup.com.

Disclosure of forward-looking statements
This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might,” “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December, 31, 2008, filed with the SEC on March 2, 2009 and in our report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 4, 2009. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.